UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 10, 2015

Tesla Motors, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34756	91-2197729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 681-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

On June 10, 2015 (the “Closing Date”), Tesla Motors, Inc. (the “Company”) and its subsidiary Tesla Motors Netherlands B.V. (“Tesla B.V.” and together with the Company, collectively, the “Borrowers”), entered into an ABL Credit Agreement (the “Credit Agreement”) with Deutsche Bank, Bank of America, Goldman Sachs, JPMorgan Chase, Morgan Stanley, Wells Fargo and Credit Suisse. The Credit Agreement provides for a senior secured asset-based revolving credit facility of up to $500.0 million (the “Credit Facility”), which the Borrowers may draw upon from time to time. The Company may increase the total commitments under the Credit Facility by up to an additional $250.0 million, subject to certain conditions, potentially increasing the Credit Facility to up to $750.0 million. In addition, the Credit Agreement provides for a $100.0 million letter of credit subfacility and a $40.0 million swingline loan subfacility. The proceeds of the loans under the Credit Agreement may be used for working capital and general corporate purposes. The Credit Facility terminates, and all outstanding loans become due and payable, on June 10, 2020. There were no amounts outstanding under the Credit Facility as of the Closing Date.

Availability under the Credit Facility will be based upon periodic borrowing base certifications valuing certain of the Borrowers’ inventory, accounts receivable and equipment, as reduced by certain reserves. Outstanding borrowings accrue interest at floating rates plus an applicable margin of 1.0% for LIBOR rate loans, and 0.0% for base rate loans. The commitment fee payable on the unused portion of the Credit Facility equals 0.25% per annum based on utilization of the Credit Facility.

On the Closing Date, the Borrowers provided an unconditional guaranty of all amounts owing under the Credit Agreement and related credit documents. Certain material subsidiaries of the Borrowers are required to become parties to these guaranties. The Borrowers have also granted security interests in their respective accounts, inventory, certain equipment, certain related assets, specified deposit accounts for the collection of accounts receivable, and certain other accounts to secure all obligations of the Borrowers under the Credit Agreement and the related credit documents. Future subsidiary guarantors are also required to become a party to the applicable security agreements.

The Credit Agreement contains customary affirmative covenants, such as financial statement reporting requirements and delivery of borrowing base certificates. The Credit Agreement also contains customary covenants that limit the ability of the Company and its subsidiaries to, among other things, pay dividends, incur debt, create liens and encumbrances, or redeem or repurchase stock. Under certain circumstances, the Company is required to maintain a minimum fixed charge coverage ratio.

The Credit Agreement contains customary events of default, such as the failure to pay obligations when due, initiation of bankruptcy or insolvency proceedings, defaults on certain other indebtedness, change of control, material breach of representations and warranties, and the failure to meet certain liquidity conditions with respect to the Company’s convertible senior notes. Upon an event of default, the lenders may, subject to customary cure rights, require the immediate payment of all amounts outstanding and foreclose on collateral.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	ABL Credit Agreement, dated as of June 10, 2015, by and among Tesla Motors, Inc., Tesla Motors Netherlands B.V., certain of Tesla Motors, Inc.’s and Tesla Motors Netherlands B.V.’s direct or indirect subsidiaries from time to time party thereto, as borrowers, Wells Fargo Bank, National Association, as documentation agent, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding Inc. and Bank of America, N.A., as syndication agents, the lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA MOTORS, INC.

By:	/s/ Deepak Ahuja
Deepak Ahuja Chief Financial Officer

Date: June 12, 2015

Exhibit Index

Exhibit Number	Description

10.1	ABL Credit Agreement, dated as of June 10, 2015, by and among Tesla Motors, Inc., Tesla Motors Netherlands B.V., certain of Tesla Motors, Inc.’s and Tesla Motors Netherlands B.V.’s direct or indirect subsidiaries from time to time party thereto, as borrowers, Wells Fargo Bank, National Association, as documentation agent, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding Inc. and Bank of America, N.A., as syndication agents, the lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent.